Exhibit 8.2

[                    , 2006]

Cyberguard Corporation

Re:	Agreement and Plan of Merger by and among Secure Computing Corporation, Bailey Acquisition Corp. and Cyberguard Corporation dated as of August 17, 2005

Ladies and Gentlemen:

We have acted as counsel for Cyberguard Corporation, a Florida corporation (“Cyberguard”) in connection with the preparation and execution of the Agreement and Plan of Merger dated as of August 17, 2005 (the “Merger Agreement”), by and among Cyberguard, Secure Computing Corporation, a Delaware corporation (“Secure”) and Bailey Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Secure (“Bailey Acquisition”). Pursuant to the Merger Agreement, Cyberguard will merge with and into Bailey Acquisition, with Bailey Acquisition continuing as the surviving corporation and a wholly owned subsidiary of Secure (the “Merger”). For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement and references herein to the Merger Agreement shall include all exhibits and schedules thereto.

We have examined (i) the Merger Agreement, (ii) registration statement on Form S-4 (the “Registration Statement”) and (iii) the officers’ certificates of Secure, Bailey Acquisition and Cyberguard delivered to us for purposes of this opinion (the “Officers’ Certificates”). In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering such opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the Merger Agreement, (ii) the relevant statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by the officers of Secure, Bailey Acquisition and Cyberguard in their respective Officers’ Certificates are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective

Cyberguard Corporation

                            , 2006

Time, and (iv) any representations made in the Merger Agreement, if relevant, or the Officers’ Certificates “to the best knowledge of,” or based on the belief of Secure, Bailey Acquisition and Cyberguard or similarly qualified representations are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We also have assumed that the parties have complied with and, if applicable, will continue to comply with, the relevant covenants contained in the Merger Agreement. If any assumption above is untrue for any reason, our opinion might be adversely affected and may not be relied upon.

Based upon the foregoing, we hereby confirm our opinion set forth under the heading “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement, subject to the limitations and qualifications stated therein.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign laws, or with respect to other areas of U.S. federal taxation. We are members of the Bar of the State of Tennessee, and we do not express any opinion herein concerning any law other than the federal law of the United States.

Our opinion is based on current statutory, regulatory and judicial authority, any of which might be changed at any time with retroactive effect. We disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references to our firm name under the headings “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,